 Exhibit 99.1

Marrone Bio Innovations Issues Shareholder Letter

DAVIS, Calif., April 28, 2021 — Marrone Bio Innovations, Inc. (NASDAQ: MBII), an international leader in providing growers with sustainable bioprotection and plant health solutions to support global agricultural needs, today released an update letter to shareholders from Chief Executive Officer Kevin Helash.

Dear Shareholders,

Spring has arrived in the Northern Hemisphere, and, with it, the start of a new growing season for all crops. This is a key time of year for Marrone Bio as well, as our products are rapidly moving through the distribution channel to the farm. With roughly one-third of the year behind us, early indicators point to a strong 2021 for MBI.

This will be a pivotable year in MBI’s growth trajectory, as we launch four new products, expand our distribution partnerships, and extend our global market reach with innovative, sustainable biological products that create exceptional value for our distribution partners and our growers. There is a lot to do, but we feel confident we are on-track to deliver on all our key objectives in 2021.

We’ll issue our first-quarter results in mid-May, and I’m pleased to report that performance was in line with our expectations in what is typically our seasonally slowest period. Our shipments in April started strong, and we are continuing the momentum we saw at the end of the first quarter.

We now are increasing our forecast for full-year revenue growth to the upper 20% range. We also are raising our annual gross margin target to the upper 50% range. In addition, we continue to judiciously manage operating expenses to meet our goal of driving top-line revenue growth and achieving positive Adjusted EBITDA.

Market signals support greater demand for our seed treatments. Corn and soybean prices are at their highest levels since the spring of 2014 and are sparking higher projected plantings in the United States. The start to the growing season in Europe also looks strong, with a rebound expected for both cereal and oilseed planted areas. In the Southern Hemisphere, expectations for the safrinha crop season — the second and largest corn planting in Brazil — are solid despite some early season weather issues.

Long-term expansion in seed treatments and row crops is central to our growth strategy. In 2020, our biological seed treatments were used on approximately 6% of soybeans, corn and cotton planted in the United States, and we are rapidly growing our share on the corn, sunflower and rapeseed acres planted in the European Union and neighboring countries. Obviously, the greatest opportunity in the seed treatment market is ahead of us.

Seed-and-soil treatments were 37% of our sales in 2020, and, in 2023, we would anticipate that they will be 45% of an ever-larger revenue pie. This correlates to our 2023 target of expanding row crops to more than 50% of our revenues and will support the diversification of our sales mix to a roughly even split between North America and the rest of the world. Furthermore, we will be launching two new seed treatments in the EU this year – TaklaTM and YmpactTM – which will add to our market expansion and profitability in the coming years.

Biological seed treatments have become a vital tool for growers seeking more sustainable crop protection solutions. We will be releasing shortly an independent study of our leading seed treatment product. This intensive analysis showed that use of the product reduces greenhouse gas emissions in soybeans and corn by 85%+ when compared with the use of conventional pesticides. We continue to demonstrate that our seed treatment product line not only delivers outstanding crop protection performance and industry leading return on investment for our grower customers, but also serves to protect the environment and beneficial organisms, including pollinators.

Our growth – now and in the future — is predicated on the demand for a more sustainable approach to agriculture. We are clearly at an inflection point as we move ever closer to breakeven on an Adjusted EBITDA basis through a combination of robust top line growth, continued strong margins, and a flattening operating expense curve. We look forward to sharing more details with you in a few weeks when we release our first-quarter results.

All the best,

Kevin Helash

Chief Executive Officer

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) is a growth-oriented agricultural company leading the movement to a more sustainable world through the discovery, development and sale of innovative biological products for crop protection, crop health and crop nutrition. Our portfolio of 15 products helps customers operate more sustainably while increasing their return on investment. The company’s commercial products are sold globally and supported by a robust portfolio of over 500 issued and pending patents. Its agricultural end markets include row crops; fruits and vegetables; trees, nuts and vines; and greenhouse production. The company’s research and development program uses proprietary technologies to isolate and screen naturally occurring microorganisms and plant extracts to create new, sustainable solutions in agriculture.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this letter regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the company’s views as of any subsequent date. Examples of such statements include financial guidance and other statements regarding the company’s future revenue growth, margins and other financial results; expansion of the company’s product portfolio; expectations regarding agricultural market trends; the results of the company’s ESG review; and the potential benefits of the company’s products. Such forward-looking statements are based on information available to the company as of the date of this release and involve a number of risks and uncertainties, some beyond the company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including the recent uncertainty in the global economy and industry-specific economy caused by the COVID-19 pandemic, consumer, regulatory and other factors affecting demand for the company’s products, any difficulty in expanding the company’s sales and marketing infrastructure or marketing the company’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, and adverse actions by distributors, manufacturers, regulatory agencies and other relevant third parties. Additional information that could lead to material changes in the company’s performance is contained in its filings with the Securities and Exchange Commission. The company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this letter, whether as a result of new information, future events or otherwise.

Company Contact:

Clyde Montevirgen, VP of Business Development & Investor Relations
Telephone: 530-750-2800
info@marronebio.com

Investor Relations:

Lucas A. Zimmerman

Senior Vice President

MZ Group – MZ North America

Main: 949-259-4987

MBII@mzgroup.us